EXHIBIT 3.5

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
EFFECTIVE 2/9/12

BRINX RESOURCES LTD.

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
Effective 2/9/12

Effective 2/9/12, Section 3.11 of the Amended and Restated Bylaws of Brinx Resources Ltd is deleted and replaced in its entirety with the following:

3.11           MANNER OF ACTING.  If a quorum is present, the affirmative vote of a majority of the directors present at the meeting and entitled to vote on that particular matter shall be the act of the Board, unless the vote of a greater number is required by law or the Articles of Incorporation or unless the affirmative vote of the Series A Director is required as set forth below.

The affirmative vote of the Series A Director, if any exists, shall be required to take any of the following actions:

(a)           the amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of this Corporation (including any filing of a Certificate of Designation) that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Director or the Series A Preferred Stock, relative to any class or series of capital stock of the Corporation;

(b)           the increase or decrease of the total number of authorized shares of Series A Preferred Stock;

(c)           the authorization or issuance of, or obligating the Corporation to issue, any other equity security, including any other security convertible into or exercisable for any other equity security, which has a preference over the Series A Preferred Stock with respect to voting, or the authorization of any increase in the authorized or designated number of any such security;

(d)           the purchase or other acquisition of any share or shares of Preferred Stock or Common Stock (or payment into or set aside for a sinking fund for such purpose); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

(e)           the authorization of voluntary or involuntary dissolution, liquidation or winding-up of this Corporation;

(f)           payment of any dividend or other distribution other than (i) in the case of the Common Stock, a dividend or distribution payable solely in Common Stock and (ii) any dividend or distribution the fair market value of which does not exceed 10% of this Corporation's net profits for the fiscal year of this Corporation in which such dividend is declared;

(g)           causing this Corporation to enter into or engage, directly or indirectly, in any material respect, in any line of business other than the business anticipated to be conducted by this Corporation as of the date of the first issuance of the Series A Preferred Stock;

(h)           entering into any transaction (or series of related transactions) involving more than $100,000 in the aggregate;

(i)            the transfer of any of the Corporation’s assets outside the ordinary course of business;

(j)            the creation, incurrence, or assumption of any indebtedness for borrowed money or the issuance of any guarantees, or mortgaging, encumbering, creating, incurring, or suffering to exist any liens related thereto, or entering into any derivative obligations or vendor financing arrangements;

(k)           the election of the officers of the Corporation;

(l)            any increase in the number of directors of the Corporation;

(m)          the issuance of any shares of Common Stock or securities convertible into or exchangeable for Common Stock at a price per share less than the per share book value of the Corporation at the time of issuance;

(n)           the adoption, amendment, or termination of any stock grant, option or purchase plan or other stock incentive program or arrangement for employees, officers, directors or consultant or advisors of or contractors with the Corporation of any of its subsidiaries; and

(o)           the granting of any options to purchase Common Stock with an exercise price less than the fair market price of the Common Stock as of the date of grant.